Exhibit 99.1

Nara Bank, National Association, Corporation Admin.

3701 Wilshire Blvd, Los Angeles, CA 90010	Tel. (213) 639-1700	Fax (213) 235-3033

October 10, 2002

Dear Mr. Hong:

The board of directors of Nara Bank appreciates your decision not to withdraw the half of the profit share due to you in 2003 and 2004.  Your decision would help the bank’s smoother earnings curve in the future.

In appreciation of your contribution as such, the board has agreed to compensate you monetarily in the future.  The bank will provide you with automobile expenses, Wilshire country club dues and expenses, and reasonable monetary compensation for your extra work as ex-CEO of the bank.  All of these expenses, however, should not exceed the total of the profit share that is not claimed by you before your retirement.  If you should serve as a bank’s board member, the regular board compensation will be provided to you additionally.

Sincerely,

/s/ Thomas Chung
Thomas Chung
Chairman of the board